Exhibit 10.1
August 26, 2020

Peter A. Dragich

Dear Pete:
This letter agreement (“Separation Agreement”) is provided to confirm the terms of your separation from employment with Kennametal Inc. (“Company”). The Company advises you to consult with an attorney regarding this Separation Agreement, which includes the Company's consideration it shall pay you in exchange for a release of claims, as per Section 4.
1.    Termination of Duties and Employment with the Company.
Your status as Vice President and Chief Operations Officer Metal Cutting and your status as an executive officer of the Company will end on August 31, 2020. On this date, you will cease to perform any duties or responsibilities of your former position as noted above and your title will be Vice President, Special Projects until your Termination Date, as defined below. As such, effective immediately, you are not authorized to make any commitments on behalf of the Company or otherwise bind or obligate the Company, nor are you authorized to represent to others (directly or by implication) that you have any such authority. Your employment with the Company will terminate without cause effective November 30, 2020 or such earlier date as agreed to by you and the Company (“Termination Date”)
2.    Compensation and Benefits.
In accordance with the terms and conditions of your employment with the Company, the following sets forth the compensation and benefits you are entitled to and will receive, regardless of whether you agree to accept the Company’s offer of additional consideration in exchange for a relase of claims. You are not entitled to any compensation or benefits not otherwise set forth in this Section 2, unless you sign the Separation Agreement and do not revoke it.
(a)    Base Salary: You will continue to receive your current base salary, subject to current deductions, withholdings and current benefit elections, through your Termination Date, in accordance with the Company's established payroll practices.
(b)    Paid Time Off Payout: After your employment with the Company terminates, you will be paid for any earned and unused Paid Time Off (“PTO”), through your Termination Date, subject to normal withholdings. This represents full payment of all of your PTO as of the termination of your employment. You will not earn any PTO or pay after your Termination Date, and you will not receive any further payment for earned and unused PTO. In the event you have used more PTO than you have earned up to your Termination Date, you authorize the Company to withhold from the separation benefit payments, which are to be paid in accordance with Section 3, an amount equal to the unearned PTO taken.
(c)    Active Benefits: Subject to your current elections, you will continue to receive active coverage for medical, dental, and vision benefits through the last day of the month in which your employment terminates. Coverage for life, AD&D, and disability will end effective on your Termination Date.
(d)     COBRA Benefits: If you have not previously waived your medical benefits (including any related prescription drug, dental and/or vision benefits (your ”Group Health Benefits”) and continue to be eligible to receive such Group Health Benefits as of the Termination Date, then after your coverage as an active employee under these Group Health Benefits ends, you and your covered dependents will have the right to continue such Group Health Benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), by paying the applicable premium, for a period of time (usually 18 months). If you are eligible to elect such COBRA coverage, you will receive further information about this benefit continuation under separate cover from Business Solver, Kennametal’s third-party COBRA administrator.
(e)     Annual Incentive Plan Eligibility: You are not eligible for the Annual Incentive Plan for Fiscal Year 2021.
(f)     Long Term Incentive Program: You are not eligible to receive any future grants through the Long Term Incentive Program (“LTIP”), subsequent to the Termination Date. Your rights related to prior grants issued to you under the LTIP are subject to the terms and conditions of the applicable agreements between you and the Company, as well as other relevant plan provisions, except as described below in Section 3.
(g)    Equity Awards:
(i)    Stock Options: You will have all rights to vested stock options previously granted to you, subject to and in accordance with the terms and conditions of the applicable stock option award agreements between you and the Company, as well as other relevant plan provisions. Vesting of stock options will continue through your Termination Date, to the extent provided by the terms of the applicable agreements. Your right to exercise vested stock options, following your Termination Date, shall be in accordance with the applicable stock plan(s) and any applicable stock option agreements. Stock Options not vested on your Termination Date will be forfeited.

(ii)    Restricted Stock Units: You will have all rights to restricted stock units previously granted to you subject to and in accordance with the terms and conditions of the applicable restricted stock unit agreements between you and the Company, as well as other relevant stock plan provisions. Restricted stock units not vested on your Termination Date will be forfeited, except as described below in Section 3.
(iii)    Performance Stock Units: You will have all rights to performance stock units previously granted to you subject to and in accordance with the terms and conditions of the applicable restricted stock unit agreements between you and the Company, as well as other relevant stock plan provisions. Performance stock units not vested on your Termination Date will be forfeited, except as described below in Section 3.
(h)     Thrift Plus Plan: As a vested participant in the Thrift Plus Plan (TPP), you will have all rights subject to the terms and conditions of the TPP Plan document.
(i)    Restoration Plan: You are entitled to your own deferrals and, assuming you do not engage in any business activities determined to be in competition with the Company, any Company “make whole” contributions under the Kennametal Inc. Restoration Plan (“Restoration Plan”), and any related income/loss, accrued though your Termination Date. The aggregate of these amounts, to the extent payable upon separation from service, will be paid in accordance with your elections (lump sum or installments) after the six (6) month delay required by the Restoration Plan and applicable law and in accordance with the other terms and conditions of the Restoration Plan document.
(j)     Executive Retirement Plan: You will be entitled to your vested Executive Retirement Plan (“ERP”) benefits earned as of the Termination Date as provided for under the terms and conditions of the ERP Plan document.
3.    Separation Benefits
The Company asks that you consider signing this Separation Agreement to obtain the compensation described in this Section 3 and to effectuate the release of claims set forth in Section 4. In exchange for your execution of this release, and upon your signing this Separation Agreement (without revoking it, as provided herein) and it becoming effective, the Company will provide you:
(a) Severance: For the fifty two (52) week period beginning on the Termination Date, you will receive severance pay at the rate of your current base salary ($472,399 per year), in substantially equal installments (at least monthly) in accordance with the Company’s established payroll practices, subject to required and authorized standard withholdings and deductions.
(b) Additional Severance: As consideration for the non-compete and non-solicitation obligations set forth in Section 7 below, the outstanding and unvested RSUs and PSUs that have not otherwise vested in accordance with Section 2(g)(ii) and Section 2(g)(iii), respectively, will continue to vest, as if you were an employee of the company subject to and in accordance with the terms and conditions of the applicable restricted stock unit and performance unit agreements between you and the Company. In addition, the outstanding and vested Stock Options not otherwise exercised in accordance with Section 2(g)(i) will continue to have the opportunity to be exercised as if you were an employee of the company subject to and in accordance with the terms and conditions of the applicable stock option agreements between you and the Company.
(c) Medical Benefit Continuation: The Company will provide a period of Medical Benefit Continuation to you, as set forth in the applicable severance plan document, consistent with your 2019 Enrollment Election (subject to change in a manner consistent with any similar changes permitted for then-current employees of the Company), from the date that your active employee medical coverage terminates through August 31, 2021, and this continued group medical coverage will reduce the duration of your eligibility for continued group medical coverage under COBRA on a co-extensive basis. This continuation of group medical coverage is intended as a continuation of medical benefits only and does not include a continuation of dental and vision benefits. Additionally, all Company contributions into your Health Savings Account (HSA) will cease upon the effective date of your termination.
The Medical Benefit Continuation referenced above provides financial support to you with respect to required COBRA medical coverage premiums. During the Medical Benefit Continuation period provided for in this Section 3(b), the Company will assume the obligation for the COBRA medical premium costs. Please note that you must take affirmative action in order to receive this Medical Benefit Continuation, so it is important that you read the attached “At a Glance” document.
(d) Outplacement Services: You will receive, at Company expense, up to three (3) months of outplacement services through a vendor selected by the Company. The Company will not provide a payment or other benefit of equivalent value in lieu of the outplacement services. The Company will pay the outplacement vendor directly when invoiced for services performed on your behalf.
The following disclosure pertains to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and how it may affect payments of deferred compensation under this Separation Agreement. The Code governs the taxation of deferred compensation, and contains provisions that accelerate income recognition and impose interest and additional taxes on payments and awards subject to Code Section 409A that fail to conform or are modified inconsistent with the requirements of Code Section 409A. You should review the content of this Agreement, specifically this paragraph 3, with your attorney and/or tax advisor for Section 409A compliance. You are solely liable for all tax, interest and penalties that might be imposed under Section 409A. The Company agrees to discuss modifying the terms of this paragraph 3 at your request, if necessary, to comply with the requirements of Section 409A and the regulations promulgated thereunder. Such request must be made within 21 days from the date of this letter. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: each severance payment, including each individual installment payment, shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). You shall have no right to designate the date of any payment hereunder. With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code.
4.    Your Release of Claims.
By signing this Separation Agreement and accepting the compensation set forth in Section 3, you, on behalf of yourself, your heirs, executors, administrators, successors and assigns, waive, release and forever discharge the Company and all current and former subsidiaries, divisions, related or affiliated companies, and all of their officers, directors, employees, agents, successors, predecessors and assigns, including but not limited to all management and supervisory employees (severally and collectively “Releasees”), jointly and individually, from all claims, complaints, demands, causes of action, obligations, liabilities and damages of every nature and description, known or unknown, foreseen or unforeseen, in law or equity, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any grounds whatsoever arising before your signing this Separation Agreement, including but not limited to any claim relating to or arising out of your employment by the Company or the Company’s involuntary termination of your employment, any claim under the WARN Act, any claim under the Age Discrimination in Employment Act of 1967, as amended, any claim of discrimination on any basis under any federal, state or local law, any claim of breach of any express or implied contract, any claim for promissory estoppel or detrimental reliance, and any claim for wrongful or constructive discharge. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action covered by Section 4 of this Separation Agreement against any of the Releasees, you agree not to accept, recover or receive any monetary damages or other relief from or in connection with such charge, complaint, proceeding or action. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under WARN, those damages will be offset by the total compensation paid to you under Section 3(a) and 3(b) of this Separation Agreement.
The Company advises you to consult with your own attorney before agreeing to the release of claims set forth in this section. As set forth below in Section 12, you have twenty-one (21) days from the date of your receipt of this letter to review this Separation Agreement and the release it contains.
Nothing in this section impairs your right to vested Company benefits to which you are entitled as of the date you sign this Separation Agreement. Nothing in this section impairs any right you hold that cannot be waived or released as a matter of law. By way of example, nothing in this section impairs your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission, or to participate in or cooperate with any such charge or complaint procedure. After signing this Separation Agreement, you retain the right to challenge the validity of the Separation Agreement. If you have any questions about other rights you may hold that cannot be waived or released as a matter of law, the Company advises you to consult with your own attorney on that subject.
5.    Your Representations.
By signing this Separation Agreement and accepting the compensation set forth in Section 3, you represent and affirm that you have neither filed nor caused or permitted to be filed on your behalf any claim, charge, proceeding or action against any of the Releasees in any court or administrative agency for your benefit. Further, you represent and affirm that you are aware of no facts that would support the filing of any such claim, charge, proceeding or action. Further, you represent and affirm that, as of the date you signed this Separation Agreement, you were aware of no facts indicating that the Company, or any person or entity acting on its behalf, engaged in illegal or unethical conduct of any sort, and that you have not engaged in any such conduct. If you are unable to make these representations, you must contact the Company before signing this Separation Agreement. All of the representations contained in this Section 5 are material to the Company's decision to offer the compensation set forth in Section 3, and the Company is acting in reliance on your representations when offering and providing these benefits.
6.     Non-Admission.
The act of offering this Separation Agreement is not an admission of any liability whatsoever by the Company or any of the Releasees.

7.Non-Compete, Non-Solicitation, Confidential Information and Non-Disclosure; Return of Company Property.

(a) Non-Compete, Non-Solicitation, Confidential Information and Non-Disclosure: You
agree to comply with any obligations you may have, contractual or otherwise to:

(i) refrain from competing against the Company for a period of twelve (12) months from the Termination Date. The competitors shall include, without limitation, those listed on Appendix A attached hereto and incorporated herein.

(ii) refrain from soliciting any employee of the Company for hire for a period of twelve (12) months from the Termination Date;

(iii) refrain from disclosing and otherwise protect any confidential information about or belonging to the Company including, but not limited to, those obligations set forth in your Officer’s Employment Agreement, and to honor any other applicable post-employment restrictions you may have agreed to as a Company employee, which obligations are not superseded by this Separation Agreement.

(b) Return of Company Property: You agree that you have returned, or will return within one (1) day of your Termination Date, as provided in Section 1 above, all Company property and information, including but not limited to the following: all keys and/or access cards to the Company’s facilities/offices, all equipment, documents, customer lists, written information, forms, plans, documents or other written or computer material or data, software or firmware, records, or copies of the same, belonging to the Company or any company affiliated with the Company, in your possession or control. You agree that you are not entitled to receive or retain the compensation set forth in Section 3 of this Separation Agreement until you return all information and property to the Company in compliance with this Separation Agreement.
8.     Confidentiality Regarding Terms of This Separation Agreement.
You agree that the terms and conditions of this Separation Agreement, and the actions of the parties in accordance therewith, are confidential, and that you have not disclosed and will not disclose such information to anyone, other than your attorney, accountant, tax advisor, immediate family or as required by law or for purposes of enforcing this Separation Agreement. To the extent you disclose such information to any of the aforementioned persons, you will advise them that they must not disclose that information and are bound by this confidentiality provision.
9.     Company-Issued Credit Card Obligations.
You agree that you will issue payment to the approved Kennametal credit provider (for example: JP Morgan Chase) for any outstanding balance on my Company-issued credit card within thirty (30) days of your Termination Date. If you do not issue payment to the approved credit provider within that period of time, you authorize the Company to withhold from the separation benefit payments, which are to be paid in accordance with Section 3 above, an amount equal to the unpaid balance that remains due to the approved credit provider. Any business expenses that are subject to reimbursement by the Company, which are incurred through your Termination Date, may be processed for reimbursement either prior to your Termination Date through normal expense reimbursement processes or, after your termination date, by promptly forwarding a request for reimbursement directly to your supervisor.

10.     Non-Disparagement.
Your Obligation: You agree that you will not communicate to third parties disparaging remarks, untrue statements, or negative opinions about the Company, its subsidiaries and affiliated companies, or any of their employees, officers or directors. You agree that you are not entitled to receive or retain the compensation set forth in Section 3 of this Separation Agreement if you breach this non-disparagement obligation. Similarly, Company agrees to instruct its executive leadership team and those managers performing in the Human Resources function, not to disparage you.
11.     Complete Agreement/Ongoing Contractual Obligations.
When executed, this Separation Agreement is the complete understanding concerning the Company’s involuntary termination of your employment and supersedes any and all prior agreements or understandings concerning that subject, except as otherwise provided in this Separation Agreement. As referenced in Section 7 above, you specifically acknowledge that, following the termination of your employment under the terms of this Separation Agreement, you will continue to be subject to the terms of any confidentiality obligations that already exist, as a result of any previous agreement that you executed with the Company.

12.     Continuing Obligations of Company, its Successors and Assigns.
The obligations that the Company owes to you under Sections 2 and 3 above, shall not expire if there is a Change in Control, as defined in the Company’s stock and incentive plan documents (“Plan Documents”). The Company agrees to use its best reasonable efforts to ensure that the obligations are carried out as stipulated in such Plan Documents, as if you were an employee at the time of a Change in Control. The Company agrees to notify any acquiring or merging entity of this Separation Agreement and the obligations contained within, and that any Change in Control should be carried out with the expectation that the obligations contained in Sections 2 and 3, will be honored.
13.     Governing Law.
This Separation Agreement will be governed by Pennsylvania law without regard to its conflict of laws provision, except to the extent federal law applies. If any provision of this Separation Agreement, except the Release in Section 4, is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.
14.     Acknowledgements.
By executing this Separation Agreement, you acknowledge that:
(a) the Company hereby advises you (in writing) to review this Separation Agreement, including the release of claims in Section 4, with your own attorney before you sign the Separation Agreement, and that you are solely responsible for the fees and costs of such attorney;
(b) you have twenty-one (21) days from the date of your receipt of this letter to review and accept this Separation Agreement and the release it contains, you acknowledge that, if you execute this Separation Agreement prior to the expiration of the twenty-one (21) day period, you do so having fully and carefully considered the Separation Agreement and you agree that, to the extent this Separation Agreement was modified by the parties prior to its execution by you, such modification does not restart or extend this twenty-one (21) day period;
(c) you have the right to revoke and cancel this Separation Agreement for seven (7) days after you sign it, it shall not be effective until after passage of that seven (7) day period without your revoking it and you may revoke it within seven (7) days after signing it by hand delivering, sending via overnight mail or mailing a written notice of revocation to Kennametal Inc., 525 William Penn Way, Suite 3300, Pittsburgh, Pennsylvania 15219, Attn: Vice President and Chief Administrative Officer;

(d) you have read this Separation Agreement in its entirety and understand all of its terms, including the release in Section 4;
(e) the compensation and benefits described in Section 3 is the only consideration for your signing this Separation Agreement, and no other provision or inducement has been offered or made to induce you to sign this Separation Agreement;
(f) you would not be entitled to receive the compensation described in Section 3 if you did not sign this Separation Agreement; and
(g) you voluntarily and knowingly agree to all the terms and conditions in this Separation Agreement.
Sincerely,

/s/ Judith Bacchus
Judith Bacchus
                        Vice President and Chief Administrative Officer
Kennametal Inc.

Attachments
I hereby execute this Separation Agreement,
including the release in Section 4, intending
to be legally bound, this 11th day of
September, 2020.

By /s/ Peter A. Dragich
Peter A. Dragich